Exhibit 99.1

Open Text Acquires 75% of IXOS Under First Stage of Tender Offer

Revenue Outlook for FY 2005 Exceeds $420 Million, 2 Week Extension Period for Tender Offer Commences

Waterloo, ON—2004-02-05—Open Text™ Corporation (Nasdaq: OTEX; TSX: OTC), an enterprise content management (ECM) vendor, today announced that a total of 16,228,144 shares of IXOS Software AG (Nasdaq: XOSY, Frankfurt: XOS), representing 74.51% of the ordinary share capital and voting rights of IXOS, have been tendered under the tender offer (the “Offer”) by its wholly-owned subsidiary, 2016091 Ontario Inc. Of these IXOS shares, 14,955,006 shares (approximately 92.1% of the tendered shares) have been tendered for the Alternative Consideration of Open Text shares and warrants, with the balance tendered for cash. Together with shares acquired in the open market, 2016091 Ontario owns or will acquire a total of 16,250,117 IXOS shares or 74.61% of the ordinary share capital and voting rights of IXOS. An additional two-week mandatory acceptance period for the Offer will begin on February 6, 2004 and will expire at 12:00 p.m. (local time Frankfurt/Main, Germany) on February 19, 2004.

Open Text and IXOS to Form World’s Largest ECM Vendor “The business combination with IXOS creates the largest independent ECM vendor in the world. We expect the combination to be accretive to earnings in the current fiscal year” said Tom Jenkins, CEO of Open Text. “Together with IXOS, we now offer the broadest ECM suite available in the market today.”

Open Text—IXOS Outlook—See accompanying Notes (1) (2) (3) and (4) Based on the 74.61% interest in IXOS acquired or to be acquired by 2016091 Ontario Inc. to date, Open Text will begin to consolidate IXOS results with Open Text on March 1, 2004. Open Text is now announcing its preliminary outlook for the third quarter ending March 31, 2004 of $80 to $90 million in revenue and adjusted earnings per share (EPS) of $0.18 to $0.24. For the first full quarter of consolidated results, Open Text expects revenue for the fourth quarter ending June 30, 2004 of $100 to $110 million and adjusted EPS for the fourth quarter of $0.24 to $0.30. The Company also expects revenue for Fiscal Year 2005 (that begins on July 1, 2004) to be $420 to $450 million and adjusted EPS to be $1.00 to $1.20. Open Text’s actual results for future periods may vary from the Outlook presented and such variations may be material. Please see footnote 4, below, for a discussion regarding net income per share in accordance with US GAAP, the most comparable GAAP measure to adjusted EPS.

Mandatory Acceptance Period As required by German law, an additional two-week mandatory acceptance period will begin on February 6, 2004 and will expire at 12:00 p.m. (local time Frankfurt/Main, Germany) on February 19, 2004. Shareholders who did not accept the Offer prior to January 30, 2004 will be able to do so during this period.

The cash consideration of 9 Euro per IXOS share and the Alternative Share and Warrant Consideration under the Offer remain unchanged. The Alternative Share and Warrant Consideration consists of 0.5220 of an Open Text common share and 0.1484 of a warrant for each IXOS share, and each warrant is exercisable to purchase one Open Text common share for up to one year from the closing date of the Offer at an exercise price of US$ 20.75 per share.

All conditions precedent to the Offer have been either satisfied or waived as of January 30, 2004, and as a result, all IXOS shares tendered during the mandatory acceptance period will be taken up and paid for.

With the acquisition of IXOS shares by Open Text, remaining holders of IXOS shares are reminded that, following completion of the Offer, there may be a decline in the volume of trading of IXOS shares and an increase in the volatility of the IXOS share price.

IXOS shareholders who wish to accept the Offer during the mandatory acceptance period should consult their bank or financial adviser through which they hold their shares.

All information relating to the Offer is contained in the offer document published on the Internet at: www.2016091ontario.de and is available free of charge from Commerzbank Aktiengesellschaft, ZGS-CMAD, DLZ 2, Mainzer Landstrasse 153, 60327 Frankfurt am Main, Germany, fax no. +49 (0) 69 136-44598.

(1)All amounts are in US Dollars. The Outlook presented is based on (a) financial information prepared by Open Text Corporation (“Open Text” or the “Company”) consistent with the manner in which it reports its revenue and adjusted EPS, (b) the assumptions referred to in note (3), and (c) with respect to IXOS, guidance published by IXOS for the balance of Fiscal 2004 as most recently confirmed by IXOS in its press release dated February 3, 2004 and IXOS’s results of operations for the quarter ended December 31, 2003 as published in the same release. This Outlook assumes minimal fluctuations of currency exchange rates.

(2)The Company uses the financial measure “adjusted EPS” to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. The presentation of adjusted EPS is not meant to be a substitute for net income per share presented in accordance with U.S. GAAP, but rather should be evaluated in conjunction with such GAAP measure. Adjusted EPS is calculated as net income per share excluding (a) the amortization of acquired intangible assets, (b) other income, gain (loss) on investments, (c) income tax on equity gain and (d) restructuring charges including any such charges that may be incurred as a result of the acquisition of IXOS. The term adjusted EPS does not have a standardized meaning prescribed by GAAP, and therefore the Company’s definition is unlikely to be comparable to similar measures presented by other companies. The Company’s management believes that the presentation of adjusted EPS provides useful information to investors because it excludes non-operational charges and is a better indication of Open Text’s profitability or expected profitability from recurring operations. The items excluded from the computation of adjusted EPS, which are otherwise included in the determination of net income per share prepared in accordance with GAAP, are items that Open Text does not consider to be meaningful in evaluating the Company’s past financial performance or the future prospects and may hinder a comparison of its period-to-period profitability.

(3)The following assumptions of Company management are an integral part of the Outlook presented for the balance of FY04 and FY05. These assumptions represent the current expectations of Open Text but must be considered preliminary as they will be reviewed and revised, perhaps materially, based upon Open Text’s assessment of the operations of IXOS and discussions with IXOS following completion of the Offer and completion of other agreements as between IXOS and Open Text as described in the Offer document. Open Text’s actual results for future periods may vary from the Outlook presented and such variations may be material.

(a) The anticipated date of consolidation of the Company’s interest in IXOS will be March 1, 2004 and a minority interest based on the approximately 25% interest in outstanding shares of IXOS that the company has no acquired as of February 5, 2004 is deducted in the calculation of adjusted EPS.

(b) It is expected that restructuring of the combined Open Text and IXOS operations will occur, as referenced in the Company’s tender offer dated December 1, 2003 to acquire IXOS shares. Adjusted EPS includes the estimated benefits of currently contemplated restructuring, which may change materially as noted in the introductory comments.

(c) Outlook for adjusted EPS is calculated on a fully-diluted basis, giving effect to (a) the issuance of common shares of Open Text under the Offer and (b) the exercise of the common share purchase warrants to be issued under the Offer, in each case based on approximately 16.2 million IXOS shares tendered up to January 30, 2004 during the initial acceptance period in respect of which the Alternative Share and Warrant Consideration was elected for approximately 14.9 million IXOS shares.

(d)Assumptions have been made concerning revenue growth and income tax rates that will be in effect and which may change depending upon both the timing and jurisdiction of future revenues.

(4)At the present time, the Company is not able to provide a reconciliation of its Outlook for adjusted EPS to net income per share, which is the most comparable financial measure calculated and presented in accordance with US GAAP, due to the fact that two items which are included in GAAP net income per share and which are excluded from adjusted EPS (restructuring charges and amortization of acquired intangible assets) are not currently available. With respect to restructuring charges, the Company anticipates that it will take certain measures to reduce the cost structure of the combined organization, although the exact extent and nature of these reductions are not presently known. However, the scope of these reductions could include employee terminations costs, costs associated with vacating facilities, and the write-off of certain long-term assets. This charge will include a cash component, and may also include a non-cash component. With respect to amortization of acquired intangible assets, the Company is currently in the process of retaining the services of an independent valuator to assist in the valuation of intangible assets acquired through this business combination. However, given that this valuation has yet to take place, the amount of amortization that will be recorded in future periods is not yet available. The Company anticipates that both the restructuring charge and amortization of acquired intangible assets will be material, and will have the effect of reducing net income per share in accordance with GAAP in the periods for which this Outlook is being provided. Therefore, it is expected that net income per share will be materially below the Outlook for adjusted EPS set forth in this press release. The Company also expects that other income, gain (loss) on investments, and income tax on equity gain will not be material in the periods covered by the Outlook in this release and therefore will not have a material effect on net income per share.

About Open Text

Open Text™ is the market leader in providing Enterprise Content Management (ECM) solutions that bring together people, processes and information in global organizations. Since launching the world’s first Internet search engine and the first Web-based enterprise collaboration and knowledge management software, Open Text has continued its leadership in providing global enterprises with innovative and effective solutions. Throughout its history, Open Text has matched its tradition of innovation with a track record of financial strength and growth. Today, the Company supports fifteen million seats across 10,000 deployments in 31 countries and 12 languages worldwide. Open Text’s flagship product, Livelink® seamlessly combines collaboration with content management, helping organizations transform information into knowledge to provide the foundation for innovation, compliance and accelerated growth. For more information on Open Text and Livelink, go to: www.opentext.com and www.opentext.com/livelink.

Trademark

Copyright© 2004 by Open Text Corporation. LIVELINK, LIVELINK MEETINGZONE, and OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

Release Disclaimer

This press release contains “forward-looking statements” relating to the proposed acquisition of IXOS and the future performance of Open Text Corporation (the “Company”). Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual completion and integration of the transaction and the actual results, performance or achievements of IXOS or the Company, or developments in IXOS’ or the Company’s business or its industry, to differ materially from the anticipated completion and integration of the transaction and the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

•	risks involved in whether and when the proposed acquisition will be completed and, if completed, in the integration of IXOS into the Company;

•	costs related to the business combination;

•	the satisfaction of closing conditions including the receipt of regulatory approvals;

•	expected cost savings from the acquisition may not be fully realized or realized within the expected time frame;

•	revenue, net income and net income per share of the combined company may be lower than expected;

•	the possibility of technical, logistical or planning issues in connection with deployments;

•	costs or difficulties related to obtaining stockholder approval for completing the acquisition, if obtained at all;

•	legislative or regulatory changes may adversely affect the businesses in which the companies are engaged;

•	economic and political conditions in the United States and abroad; and

•	changes may occur in the securities or capital markets.

More detailed discussion of these and other important risk factors can be found in the sections entitled “Business”, “Quantitative and Qualitative Disclosure About Market Risk” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in documents filed by the Company with the SEC, the Ontario Securities Commission and other securities regulatory authorities across Canada, including the Company’s Report on Form 10-K for the fiscal year ended June 30, 2003 and the Company’s Report on Form 10-Q for the three months ended September 30, 2003. Forward-looking statements in this press release are based on management’s beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and the Company and IXOS disavow and disclaim any obligation to do so.

For more information, please contact

Anne Marie Rahm

Director, Investor Relations

Open Text Corporation

+1-617-204-3359

arahm@opentext.com

Alan Hoverd

Chief Financial Officer

Open Text Corporation

+1-905-762-6222

ahoverd@opentext.com

Greg Secord

Director, Investor Relations

Open Text Corporation

+1-519-888-7111 ext.2408

gsecord@opentext.com